UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2020

SOUTHWEST AIRLINES CO.
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611
Dallas,	Texas	75235-1611
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:   (214) 792-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($1.00 par value)	LUV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.    Entry into a Material Definitive Agreement.
The information included pursuant to Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 23, 2020, Southwest Airlines Co. (the “Company”) amended its revolving credit facility agreement expiring in August 2022 (the “A&R Credit Agreement”) to (i) amend the pricing and fees, (ii) amend certain covenants and provisions, (iii) remove a financial covenant, and (iv) amend an exhibit for conforming changes to the compliance certificate (the “Amendment,” and the A&R Credit Agreement as amended by the Amendment, the “Amended A&R Credit Agreement”). The amount of the loan commitments, the tenor, and the collateral under the A&R Credit Agreement remain unchanged by the Amendment.

As of the date hereof, there are no amounts outstanding under the Amended A&R Credit Agreement. Generally, amounts outstanding under the Amended A&R Credit Agreement bear interest at interest rates based on either the LIBOR rate (selected by the Company for designated interest periods) or the “alternate base rate” (being the highest of (1) the Wall Street Journal prime rate, (2) one-month adjusted LIBOR (one-month LIBOR plus a statutory reserve rate) plus 1%, and (3) the New York Fed Bank Rate, plus 0.5%). The underlying LIBOR rate is subject to a floor of 1% per annum and the “alternate base rate” is subject to a floor of 1% per annum. The Company remains required to pay certain fees in connection with, and as amended by, the Amended A&R Credit Agreement. For example, the Company must pay commitment fees on a quarterly basis in respect of the unutilized portion of the commitments under the Amended A&R Credit Agreement. Additionally, the Company is required to pay certain fees to the paying agent for administrative services.

The Amended A&R Credit Agreement (i) continues to contain customary representations and warranties, covenants, and events of default and (ii) remains secured by a pool of aircraft and related assets, with a minimum appraised value ratio requirement. The Amended A&R Credit Agreement also requires the Company to maintain a minimum level of liquidity of no less than $1,500,000,000 (defined as the sum of (i) the aggregate amount available to be borrowed under the Amended A&R Credit Agreement plus (ii) the aggregate amount of unrestricted cash and cash equivalents of the Company plus (iii) the aggregate amount of short-term investments of the Company). The Amendment removed the financial covenant requiring the Company to maintain, at all times after March 31, 2021, a specified ratio of (x) adjusted net income (before interest, taxes, depreciation, amortization, and aircraft rental expense) less cash dividends to (y) interest and aircraft rental expense. Amounts outstanding under the Amended A&R Credit Agreement may be accelerated upon the occurrence of an event of default. The maturity of the revolving facility was not extended by the Amendment.

The description of the Amended A&R Credit Agreement in this Item 2.03 is qualified in its entirety by reference to the full text of the Amended A&R Credit Agreement, a copy of which will be filed with the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2020.

The Amended A&R Credit Agreement is not intended to be a source of factual, business, or operational information about the Company or its subsidiaries. The representations, warranties, and covenants contained in the Amended A&R Credit Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Amended A&R Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

November 23, 2020	By:	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)